Encision Reports 9.3% Revenue Increase in First Quarter Results

BOULDER, Colo., July 28, 2011 /PRNewswire/ -- Encision Inc. (Pink Sheets: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its first fiscal quarter ended June 30, 2011.

The Company recorded total revenue of $3.184 million, consisting of net product revenue of $2.833 million and net service revenue of $351 thousand, and had a net loss of $21,000 or $0.00 per share for the first quarter of fiscal year 2012. Total revenue represented a 9.3% increase from total revenue of $2.913 million for the first quarter of fiscal year 2011. The Company's net loss compared favorably to the $119,000 net loss, or $(0.02) per share for the first quarter of fiscal year 2011.

Gross profit margin, on total revenue, for the first quarter of fiscal year 2012 was 56% as compared to 63% for the first quarter of fiscal year 2011. The gross profit margin decrease from the first quarter of fiscal year 2011 was due to a planned manufacturing slowdown that resulted in higher product unit costs, principally of our disposable scissor inserts, and a slight increase, as a percentage of sales, of lower gross margin sales.

"We are pleased that our relationship with our strategic partners generated increased service revenue for us and enabled our total revenue to grow by 9.3% over our prior year's first quarter revenue," said Jack Serino, President and CEO of Encision Inc. "Our past efforts at expanding revenue opportunities through strategic partnerships has started to impact positively our revenue, as shown in our first quarter's revenue increase. These strategic partnership revenues complement our initiatives to regrow our AEM® business that was negatively impacted during the economic downturn and the resulting loss of business that we suffered."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)
	June 30, 2011	March 31, 2011
ASSETS
Cash and cash equivalents	$ 188	$ 120
Accounts receivable, net	1,159	1,160
Inventories, net	2,693	2,604
Prepaid expenses	144	74
Total current assets	4,184	3,958
Equipment, net	1,278	1,169
Patents, net	267	260
Other assets	18	24
Total assets	$ 5,747	$ 5,411
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 755	$ 674
Accrued compensation	288	261
Other accrued liabilities	312	287
Line of credit	635	435
Total current liabilities	1,990	1,657
Common stock and additional paid-in capital	19,807	19,783
Accumulated (deficit)	(16,050)	(16,029)
Total shareholders' equity	3,757	3,754
Total liabilities and shareholders' equity	$ 5,747	$ 5,411

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)
	Three Months Ended
	June 30, 2011	June 30, 2010
Net revenue:
Product	$ 2,833	$ 2,864
Service	351	49
Total revenue	3,184	2,913
Cost of revenue:
Product	1,261	1,023
Service	144	45
Total cost of revenue	1,405	1,068
Gross profit	1,779	1,845
Operating expenses:
Sales and marketing	1,037	1,186
General and administrative	419	396
Research and development	331	372
Total operating expenses	1,787	1,954
Operating loss	(8)	(109)
Interest and other income (expense), net	(13)	(10)
Loss before provision for income taxes	(21)	(119)
Provision for income taxes	––	––
Net loss	$ (21)	$ (119)
Net loss per share—basic and diluted	$ 0.00	$ (0.02)
Basic and diluted weighted average number of shares	6,455	6,455